UNITED STATES
			 SECURITIES AND EXCHANGE COMMISSION
		              Washington, D.C. 20549

				  SCHEDULE 13G

		     Under the Securities Exchange Act of 1934
		               (Amendment No. 2)*

			   Ashford Hospitality Trust, Inc.
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			       (Name of Issuer)

		          Common Stock, Par Value $.01
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			(Title of Class of Securities)

				   044103109
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			      (CUSIP Number)


			      December 31, 2006
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	   (Date of Event which Requires Filing of this Settlement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

             [x]  Rule 13d-1(b)
             [ ]  Rule 13d-1(c)
             [ ]  Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities,and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).





















                               SCHEDULE 13G


CUSIP No. 044103109	                             Page  2  of  4  Pages
          -------------                                   ---    ---

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     1       NAME OF REPORTING PERSON
             S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

             Kensington Investment Group, Inc., IRS ID# 68-0309666
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     2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*     (a)  [ ]
                                                                   (b)  [x]
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     3       SEC USE ONLY

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     4       CITIZENSHIP OR PLACE OF ORGANIZATION

             Delaware, USA
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                                   5      SOLE VOTING POWER
           Number of
            Shares                             -0-
         Beneficially              --------------------------------------------
           owned by 		   6      SHARED VOTING POWER
             Each
	   Reporting			       -0-
            Person                 -------------------------------------------
             With                  7      SOLE DISPOSITIVE POWER

                                               -0-
                                   --------------------------------------------
                                   8      SHARED DISPOSITIVE POWER

                                               -0-
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     9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON


             -0-
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    10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
             SHARES*                                               [ ]

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    11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)


             -0-%
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    12       TYPE OF REPORTING PERSON*


             IA
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                                 SCHEDULE 13G



CUSIP No. 044103109	                             Page  3  of  4  Pages
          ---------------                                 ---    ---

Item 1.
         (a)       Name of Issuer: Ashford Hospitality Trust, Inc.

         (b)       Address of Issuer's Principal Executive Offices:

                                       14180 Dallas Parkway
                                       Dallas, TX 75254
Item 2.

         (a)      Name of Person Filing: Kensington Investment Group, Inc.

         (b)      Business Address: 4 Orinda Way, Suite 200C, Orinda, CA 94563

         (c)      Citizenship: USA

         (d)      Title of Class of Securities: Common Stock

         (e)      CUSIP Number: 044103109

Item 3.  Not applicable

Item 4.  Ownership

	 (a) Amount beneficially owned:  -0- shares of common stock.

         (b) Percent of class:  -0-%

         (c) Number of shares as to which the person has:

	     (i) Sole power to vote or to direct the vote:  -0- shares

	    (ii) Shared power to vote or to direct the vote: 0

           (iii) Sole power to dispose or to direct the disposition of: -0-shares

	    (iv) Shared power to dispose or to direct the disposition of: 0

Item 5.  Ownership of Five Percent or Less of a Class

       	 This statement is being filed to report the fact that as of the date reporting person has ceased to be the beneficial owner of any of the percentage of the class of securities.

	 This is a final filing notice.

Item 6.  Ownership of More Than Five Percent on Behalf of Another Person

         Not applicable.

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported On By the Parent Holding Company

         Not applicable.







                                 SCHEDULE 13G



CUSIP No. 044103109	                             Page  4  of  4  Pages
          ---------------                                 ---    ---

Item 8.  Identification and Classification of Members of the Group.

         Not applicable.

Item 9.  Notice of Dissolution of Group

         Not applicable.

Item 10. Certification

         (a)      Not applicable.

         (b) By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.


         After reasonable inquiry and to the best of my information and belief, I certify that the information set forth in this statement is true, complete, and correct.



January 29, 2007 		Kensington Investment Group, Inc.


          		        By:  /s/ John P. Kramer
                                    John P. Kramer, President